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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K

                                 Current Report


                Filed pursuant to Section 12, 13, or 15(d) of the
                         Securities Exchange Act of 1934





       Date of Report (Date of earliest event reported): September 3, 1998




                               CRW FINANCIAL, INC.
                 (Exact name of issuer as specified in charter)





             DELAWARE                    0-26014               23-2691986
  (State or Other Jurisdiction         (Commission          (I.R.S. Employer
of Incorporation or Organization)      file number)      Identification Number)



                              443 South Gulph Road
                            King of Prussia, PA 19406
                    (Address of principal executive offices)


                                 (610) 878-7400
              (Registrant's telephone number, including area code)


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Item 5.  Other Events.

         CRW Financial, Inc. (the "Company") announced on September 3, 1998 that it had signed a definitive agreement to merge with TeleSpectrum Worldwide, Inc. ("TeleSpectrum"). The terms of the merger call for each share of the common stock of the Company to be exchanged for .709 shares of TeleSpectrum common stock. Immediately prior to the merger, the Company expects to declare and pay a cash dividend equal to its net assets as of the closing date of the merger, currently estimated at approximately $0.18 per share.

         The completion of the merger is expected to occur in the fourth quarter of 1998 and is subject to the approval of the Company's shareholders, termination of the waiting period under the Hart-Scott-Rodino Act and the completion of the Company's sale of its Casino Money Centers, Inc. ("CMC") subsidiary. The Company is currently negotiating a definitive agreement to sell CMC to an entity controlled by J. Brian O'Neill, the Company's Chief Executive Officer.

         The cash proceeds from the sale of CMC will be used to extinguish all of the Company's liabilities existing immediately prior to closing. The remaining cash on hand will be used to fund the dividend to be paid immediately prior to the merger.



Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(c)      Exhibits

99.1     Press release dated September 3, 1998.




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                                    SIGNATURE
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         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              CRW FINANCIAL, INC.


Date: September 13, 1998      By: /s/ Jonathan P. Robinson
                                  ---------------------------------------------
                                  Jonathan P. Robinson, Chief Financial Officer


                                       -3-



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                                  EXHIBIT INDEX



Exhibit  No.                Description
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    99.1                    Press release dated September 3, 1998.